Exhibit 99.1

September 8, 2000

FOR IMMEDIATE RELEASE


                 MONTEREY BAY BANCORP, INC. ANNOUNCES SIGNING OF
               CORE PROCESSING AGREEMENT WITH OPEN SOLUTIONS INC.


                                                      Common Stock Symbol:  MBBC
                                                          NASDAQ National Market


         Watsonville, CA. September 8, 2000. Monterey Bay Bancorp, Inc. ("Company") today reported that its subsidiary, Monterey Bay Bank ("Bank"), has signed an Information Processing System Agreement ("Agreement") with Open Solutions Inc. ("OSI"). Under the terms of the Agreement, the Bank obtained a five year license to utilize OSI's "The Complete Banking Solution" software as its core processing system. OSI has licensed this software to over 135 financial institutions throughout the United States and is headquartered in Glastonbury, Connecticut.

         The OSI software will service a wide range of the Bank's operations, including all loan and deposit accounts. The Bank anticipates converting from its current service bureau environment to the OSI software sometime during the first half of 2001. The OSI software operates in a client / server environment over a wide area network and is built upon a leading relational database. In conjunction with the implementation of the OSI software, the Bank plans to bring its core processing in-house along with the installation of new, mirrored, multi-processor servers. While the Bank is currently developing the implementation plan for the new system, the Company anticipates that certain operating expenses will increase over the next several quarters as a result of the data conversion process.

         Commenting on the signing of the Agreement, C. Edward Holden, the Company's Chief Executive Officer, stated "We look forward to converting to `The Complete Banking Solution', as this software presents the Bank with the opportunity to offer a wider array of products to a broader range of customers more effectively than our current core processing platform. The OSI software is therefore consistent with and fundamental to the Bank's continuing conversion from a traditional savings & loan to a community based commercial bank." Denis Poole, the Bank's Director of Information Technology, added "The OSI software and related hardware incorporates a much newer generation of technology than the Bank has previously had available for core processing. Combined with the Internet Banking suite of products planned to be introduced in the near future, this new core processing technology highlights the Bank's commitment to better serving its customers."

         The Company's common stock is listed on the NASDAQ National Market under the symbol "MBBC". The Company and the Bank are headquartered in Watsonville, California. The Bank operates through its administrative offices in Watsonville and eight full service branches located in the Greater Monterey Bay Area of Central California.


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         This news release contains certain forward-looking  statements that are subject to various factors that could cause actual results to differ materially from such statements. Such factors include, but are not limited to, changes in technology and technology obsolescence, the risks associated with converting to and implementing new technology, the possibility that the Company will not be successful in achieving its strategic objectives, and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.


                        For further information contact:


C. Edward Holden                                        Mark R. Andino
Chief Executive Officer               or                Chief Financial Officer
(831) 768 - 4840                                        (831) 768 - 4806



                            INFO@MONTEREYBAYBANK.COM
                              Fax: (831) 722 - 6794